Exhibit 99.2
Transcript of Asta Funding, Inc 3rd Quarter and Nine Months ended June 30, 2010 Conference Call
Operator: Good morning. My name is Rob [sp], and I’ll be your conference operator today.
At this time, I would like to welcome everyone to the Asta Funding Incorporated Conference Call for the Third Quarter and Nine Months Results for the period ended June 30th, 2010.
All lines have been placed on mute to prevent any background noise.
After the speakers’ remarks, there will be a question-and-answer session.
If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.
Thank you.
On our call today is Mr. Gary Stern, Chairman and Chief Executive Officer, and Mr. Bob Michel, Chief Financial Officer.
Before our host, Gary Stern, discusses the Company’s current results, let me take a few minutes to read the following statements.
Except for historical information contained herein, the matters set forth in the conference call are forward-looking statements.
Although Asta Funding believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there could be no assurance that these expectations will be realized.
Forward-looking statements involve certain risks and uncertainties that could cause actual results to diverge materially from Asta Funding’s expectations.
Factors that could contribute to such differences include the affect of the economy on collections and on the performance of third-party collection agencies, judgments involved in assessing portfolio performances, impairments, the Company’s ability to fund the future portfolio purchases, expectations with respect to future cashflow from operations and those factors identified in our Form 10-K for the fiscal year ended September 30th, 2009, and from time to time in our other filings with the Securities and Exchange Commission.
Asta Funding’s reports with the U.S. Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.
Now, let me turn the call over to Gary Stern.
Mr. Gary Stern: Thank you.
Good morning, everyone, and thank you for joining today’s conference call.
We are pleased to report continued profitability in the third quarter of fiscal year 2010 for Asta, in which we reported net income of $3.1 million, as compared to $1.5 million, which we reported for the third quarter of fiscal year 2009.
We received the previously announced $52.7 million federal tax income refund during the third quarter of fiscal year 2010, which puts us in an excellent position to fund investments in the distressed receivable portfolios area and other investment opportunities without the reliance on third-party financing.
Our cash and cash equivalent position at June 30th, 2010, was $78 million. And as of today we have approximately $82 million.

We continue to pay careful attention to cost management.
Expenses, including interest expense and excluding impairments, decreased $1.5 million, or 18.9 percent, in the third quarter of fiscal year 2010 as compared to the third quarter of fiscal year 2009.
Notably, there were no impairments in the third quarter or the nine-month period ended June 30th, 2010.
We attribute this positive news to our efforts over the past year to take into consideration the effects of the challenging economy and adjusting our portfolios to their net realizable values.
In addition, our zero-basis revenue remained relatively strong at $9.2 million for the third quarter of fiscal year 2010, down from the prior fiscal year. However, an increase of approximately $1 million, almost 10 percent, over the second quarter of this fiscal year.
Again, our intent is to remain opportunistic, but very selective at the same time, with our portfolio acquisitions in 2010. Although our portfolio purchases have been limited, we believe this is the right approach in the still-challenging economic environment.
However, on a positive note, recently we were successful in a bid and are currently finalizing the details of an $80 million face value portfolio, which we will close on shortly.
Overall, it was a solid quarter that positioned Asta well for the future.
Now, I’d like to turn to call over to Bob Michel, who will provide some additional details on the financial results.
Mr. Bob Michel: Thank you, Gary. Good morning.
For the three months ended June 30th, 2010, we reported net income of $3,121,000 or 21 cents per diluted share. This compares to a net income of 1,478,000, or 10 cents per diluted share, for the same period last year.
Net income for the nine-month period ended June 30th, 2010, was $8,471,000, or 58 cents per diluted share, as compared to a net loss of $11,527,000, or 81 cents per share for the same period last year.
The Company reported total revenues in the third quarter of 2010 of $12,083,000 as compared to $17,238,000 for the third quarter of fiscal 2009.
Third quarter revenue was up over the second quarter, as revenue from fully-amortized portfolios increased in the third quarter of 2010, as compared to the second quarter of 2010.
Total revenue for the nine-month period ended June 30th, 2010, was $34,294,000 as compared to total revenues of $53,812,000 for the same period a year ago.
This reduction in revenue is a result of lower level of purchases over the last two years and a number of our portfolios that are in the later stages of their yield curves.
Net cash collections of consumer receivables acquired for liquidation, including net cash collections represented by account sales for the third quarter of fiscal 2010, were $25,769,000 as compared to net cash collections, including net cash collections represented by account sales of 37,621,000 during the second quarter of fiscal year 2009.

Net collections represented by account sales was not material in the third quarter of 2010, and net collections represented by account sales were $1,195,000 during the third quarter of 2009.
Net cash collections of consumer receivables acquired for liquidation in the nine-month period ended June 30th, 2010, were 80,886,000, including $3,177,000 represented by account sales, as compared to $78,963,000, including 7,842,000 represented by account sales in the same period the prior year.
Finance income during the third quarter of 2010 from fully-amortized portfolios was $9.2 million as compared to 10.5 million in the same period a year ago.
Finance income during the nine-month period ended June 30th, 2010, from fully-amortized portfolios was 25.6 million as compared to 31.1 million during the nine-month period ended June 30th, 2009.
Uh, we invested approximately 3.4 million for the nine months ended June 30th, 2010, with a face value of 155.7 million, as compared to investing 16.5 million with a face value of 427 million in the nine-month period ended June 30th, 2009.
In addition, as Gary previously mentioned, the Company’s finalizing the purchase of an $80 million face value portfolio of distressed receivables. We should close shortly.
General and administrative expenses for the third quarter of fiscal year 2010 were $5,836,000, as compared to $6,634,000 during the third quarter of fiscal year 2009 or 12 percent lower than the same period a year ago.
General and administrative expenses for the nine-nine month ended June 30th, 2010, were $16,739,000, as compared to $20,006,000 in the prior year.
Expenses were lower this year due to the closure of the Pennsylvania Call Center in February 2009 and a discontinuation of the $275,000 monthly consulting and skip tracing fee, which ended May of 2009 pertaining to the large portfolio purchase from 2007 and overall cost containment efforts throughout the organization.
With regard to the cost containment efforts, we recently renewed our lease at the New Jersey location with approximately 17 percent initial annual savings.
And Gary previously mentioned, there were no impairments in the third quarter and nine-month period ended June 30th, 2010, as compared to 6,364,000 and 46,208,000 reported during the third quarter and nine-month periods, respectively, ended June 30th, 2009.
As of June 30th, 2009, the close of our third fiscal quarter, the balance of our $6 million senior facility was zero. And after paying down this facility in January of 2010, the facility has not been utilized.
In addition, we currently have approximately 82 million in cash and cash equivalents, which includes the receipt of the $52.7 million federal tax refund at the end of the third quarter.
We continue to make our payments on the subordinated debt, with a balance on the facility of 93.5 million as of June 30th, 2010.
We continue our discussions with the Bank of Montreal regarding this facility and hope to come to an agreement well before the April 2011 maturity date.

The Company’s book value per share, as of June 30th, was $11.43.
And that concludes my remarks for the financial results.
I’ll turn the call back to Gary.
Mr. Gary Stern: Thank you, Bob.
Now, we’d like to take questions.
Operator: Thank you.
At this time, ladies and gentlemen, if you would like to ask a question, please press star-one on your telephone keypad.
We will be accepting one question per participant.
And then, press start once again for a follow-up question.
We will pause for just a moment to compile the Q&A roster.
Again, ladies and gentlemen, if you would like to ask a question, please press star-one on your telephone keypad.
Thank you.
Our first question is from Sameer Gokhale with Keefe, Bruyette Woods [sic].
Mr. Sameer Gokhale: Uh, just a couple of quick ones.
Uh, first, some housekeeping questions.
Uh, in terms of your carrying value of the Great Seneca portfolio, where’s that at the end of the quarter?
Mr. Bob Michel: At the end of the quarter, the book value of the Great Seneca portfolio was 108 million.
Mr. Sameer Gokhale: Thank you.
And then, uh, what were the net cash collections from that portfolio during the quarter?
Mr. Gary Stern: Cash collections for the quarter.
Mr. Bob Michel: Hold on, Sameer.
Mr. Sameer Gokhale: Okay.
Mr. Bob Michel: [Unintelligible.] Uh, collections for the quarter were 4.4 million.
Mr. Sameer Gokhale: Four point four. Thank you.
And then, you know, just the, uh—the other question I had was, you know, I’m trying to figure out how to think about the, uh, accounting, uh, because, you know, you’ve begun to mention the, uh—disclose the amount for your zero-basis collections.
But, I know some of your, uh—your peers in the industry have been booking reversals and impairment charges that were previously taken. And the thinking is that you reverse those out to the extent you’ve taken the impairment charges.
And then, over and above that, uh, then you start recognizing some additional revenue or—uh, just—if you could shed some light on how you’re thinking about the reversal of impairment charges relative to your zero-basis revenues that you’re booking, uh, and did you have new reversals this quarter?
Mr. Bob Michel: We have not any reversals of impairments. And, I mean, that is, a—that is a method of accounting to, uh, work with. We have not, uh, done that in this fiscal year.

Mr. Sameer Gokhale: So, uh, the way you’re doing the accounting is basically—we should just anticipate that, you know, you would not have the reversals. You would just book whatever cash that comes in straight into revenue as zero-basis collections going forward. Is that the way to think about it?
Mr. Bob Michel: Yes. We were—just work the—our portfolio down to zero basis.
Mr. Sameer Gokhale: Okay. Um, okay. That’s great. Thank you.
Mr. Gary Stern: Thank you.
Operator: Our next question is from the line of Gregg Hillman with First Wilshire.
Please proceed with your question.
Mr. Gregg Hillman: Um, yeah, Gary, could you help us, um, you know, think about what the, um, you know—I guess the intrinsic value or the, uh—the market value of the entire, uh, portfolios is at this point and whether you’ve seen any, you know, portfolio sales with judgments on them recently and what—?
Mr. Gary Stern: —Uh, we—.
Mr. Gregg Hillman: —They’ve been—?
Mr. Gary Stern: We have not seen any sale of portfolio judgments. We have not gone to market to sell portfolio judgments.
Um, the resale market is not great, and our strategy has been to maximize recovery on judgments through asset searches. And as—you all know that, basically, the, uh, refinancing market is not great, so we don’t see that many refinances where there are payoffs as we’ve had, you know, in the past when the economy is better.
So—and the bag of the portfolio we’re not going to comment on. We feel it’s fairly reflected on our balance sheet, and there is a significant amount to zero basis, uh, as you can see.
Mr. Gregg Hillman: Um, Gary, do you think the judgments are fairly reflected on your balance sheet?
Mr. Gary Stern: Absolutely. Everything on our balance sheet is fairly reflected.
Mr. Bob Michel: Well—this is Bob. Just keep in mind—I mean, we are—we have our portfolio at that cost. So, the net—uh, the value of the portfolio with the judgments is higher than we have on the books, but, that—again, our [inaudible] value is cost basis.
Mr. Gregg Hillman: Right.
Uh, that—Gary, that’s what I’m trying to get at, you know, the actual, you know, value of the judgments, whether it’s, you know, 20 cents on the dollar or whatever. Is—do you have reason to believe that the value of a judgment has gone up recently—you know—?
Mr. Gary Stern: —No—.
Mr. Gregg Hillman: —Having a judgment?
Mr. Gary Stern: It’s very hard to say. We’re not going to comment on the value of judgments.
We certainly—you know, we can say that as the economy improves at some point, when it improves or if it improves, uh, and the real estate market improves, theoretically the judgment value should go up because of the, you know, extra value that we have on houses where we have REITs.

So, we’re not going to comment on what the value is.
Mr. Gregg Hillman: Okay.
And then, Gary, in the past you bought, uh, I believe, paper from, uh, retailers that have gone bankrupt. Um, is there a market for that today?
Mr. Gary Stern: Oh, sure. They’re opportunistic markets. And that’s what I alluded to to part of the other investment, uh, statement that I made.
Yes, we are looking at these opportunities as they become available. They don’t become available every day, but the Company is in excellent, uh, financial shape. We have $82 million in cash, uh, to seize opportunities as they become available.
Operator: Thank you.
Our next question is from Bill Dezellem with Teton Capital.
Please proceed with your question.
Mr. Bill Dezellem: Uh, thank you.
Uh, would you please, uh, discuss, uh, in some detail the $80 million portfolio buy that you, uh, referenced here, uh, this morning?
And secondarily, how does that, uh, tie into your comments on the previous conference call that you, uh, saw a number of purchase opportunities that, uh, you were hoping to take advantage of once you did receive the, uh—the IRS refund?
Mr. Gary Stern: Okay, we’re still looking at those opportunities. There’s still a couple that are pending. But, these take time to negotiate and they’re more one-on-one transactions.
But, there’s nothing pending that we anticipate closing at this time, but we’re continuing to discuss these portfolios with the possible sellers.
And this other portfolio is a credit card portfolio that was purchased at an attractive price. And we’ve had past history with this specific asset from, uh, this specific seller. So, we were very pleased when they offered this portfolio, so we seized that opportunity.
Mr. Bill Dezellem: And to what degree, uh, are you seeing the number of sellers coming to you increase now that you, uh, have the IRS refund on the balance sheet and they—?
Mr. Gary Stern: —Um—.
Mr. Bill Dezellem: —Excuse me—and they recognize that you have a large amount of cash ready and available?
Mr. Gary Stern: It’s really the same. It’s the same. I don’t see any difference, uh, in the amount of sellers coming to us. It’s the same.
Mr. Bill Dezellem: And then, one more question, if I may. Kind of a, uh—a “bigger picture” question.
What level of portfolio purchases are required to maintain the, uh—the June quarter’s level of results?
Mr. Bob Michel: I’ll answer that.

It’s—okay, let’s look at the quarter. Nine million—approximately $9 million was collected on zero basis. Zero basis was up $1 million for this quarter versus last quarter.
We can’t predict exactly, at a zero basis, we’ll—you know, we’ll collect out all—in the future, but we’re really pleased on our performance because the collections seem to be fairly steady over a period of time. They’re down somewhat from last year, but we’re very happy that they increased by $1 million this quarter.
So, if they stay in the $9 million range—and I’m not saying they will, but if they stay in the $9 million range—let’s look at the dynamics of this company.
The G&A is, let’s say, anywhere from five and a half—let’s say around five and half, maximum $6 million per quarter. If our zero basis is 9 million, there’s about $3 million, pre-tax—$3 and-a-half million pre-tax per quarter.
It costs us about $1 million to service—to, um—on interest from Bank of Montreal, which declines somewhat each quarter. And the, um—the actual revenue that we recognized was approximately $2.8 million, I believe, on the remaining portfolios that liquidate out.
Now, that will diminish somewhat next year.
So, the Company—you know, when I—you know, this is a forward-looking statement, but I want to be very careful and clear. We—you know, the caveat—we don’t know what the zero basis will be. We’re comfortable the G&A should stay in a range like we’re speaking at—uh, about, which is—which I think really differentiates us from our peers.
We do not have a tremendous amount of overhead. And if the Company is successful in purchasing portfolios down the road, the G&A should not go up much.
So, overall, we’re—I think we’re poised and in good shape to be—continue to be profitable, assuming that there are no impairments.
Operator: Thank you.
The next question is from the line of Dan Brazeau with M.A. Weatherbie.
Please proceed with your question.
Mr. Dan Brazeau: Good morning, guys.
Mr. Gary Stern: Good morning.
Mr. Dan Brazeau: Uh, just a quick, uh, housekeeping question to make sure I have my numbers correct.
Uh, you said the cash collections on the Great Seneca portfolio were, uh, $4.4 million. So, I guess cash collections on, uh, the non-Seneca portfolios were about 21 million. Is that correct?
Mr. Bob Michel: Yes.
Mr. Dan Brazeau: And would you expect—uh, when you look at your, uh, curves, would you expect that 20, $21 million number to continue for the rest of the year or how do you think about that?
And then, I have a quick follow-up question.

Mr. Bob Michel: Yeah, we would hope that that would say at that pace. But, as the portfolios do age, you know, the collections will, um—you know, will decline over a period of time.
But, then, however—you know, as Gary mentioned on the zero basis, um, that part of the portfolio remains, uh, fairly strong.
Mr. Gary Stern: Right. And this is Gary speaking.
We also—the summer months tend to be somewhat slow. So, there could be a—somewhat of a decrease, but it wouldn’t concern us.
Mr. Dan Brazeau: Was there anything in the quarter that contributed, you know, seasonally, a better cash collection—?
Mr. Bob Michel: —Not really—.
Mr. Dan Brazeau: —Number?
Mr. Bob Michel: I think the Company—in my humble opinion, the Company’s collections have been standing up on the regular Asta portfolio, you know, very well. We don’t buy much paper, and the collections keep coming in. So, we’re very, uh, pleased with this.
Mr. Dan Brazeau: And then, final question on the, uh, G&A that you mentioned. It’s sort of in that five to $6 million range.
Uh, if you were to, let’s say, tomorrow sell the Seneca portfolio, would G&A change much at all? In other words, is there much in the G&A line associated with the Seneca portfolio or is that all netted out into the revenue number?
Mr. Bob Michel: It wouldn’t be—this is Bob Michel. There wouldn’t be a significant affect ton G&A because of just the lean nature of our, um—our infrastructure.
Mr. Dan Brazeau: Okay, all right. Thank you, guys.
Mr. Bob Michel: Yep.
Operator: Our next question is from the line of John Deysher with Pinnacle Capital.
Please proceed with your question.
Mr. John Deysher: Uh, good morning.
Mr. Gary Stern: Good morning.
Mr. John Deysher: Uh, two questions. One, Bob, you mentioned a number of 155 million, uh, the current quarter. What was that number again?
Is that collections? That was, uh, purchases?
Mr. Bob Michel: Well, let me just, uh, go back and—that was the face value of the portfolio purchase through the nine months ended June 30th, 2010.
Mr. John Deysher: Okay, so that was nine months. What was the face value for the quarter? Purchases?
Mr. Bob Michel: Well, very minor. We spent 60,000 on a cost basis. And—just hold on one—the face amount was a little over $6 million.
Mr. John Deysher: Okay.
And what were the comparable numbers for, uh, a year ago? The nine months in this—in the quarter?
Mr. Bob Michel: The cost was, uh, 13.8 million with a face value of 336 million.

Mr. John Deysher: Okay, great.
And I guess, uh, the, uh, problems you had with the, uh, bankruptcy of, I think, one of your, uh, attorneys, has that been resolved at this point? Is there anything—?
Mr. Bob Michel: —Well, all of the accounts have been moved to the—uh, new servicers, and they’re all being worked, uh, at full strength.
There are still some administrative details regarding the bankruptcy that we’re working with our attorneys on.
Mr. John Deysher: Oh, okay. Did that impact the quarter at all?
Mr. Bob Michel: There was, uh, additional legal fees of about, you know, $100,000 in expense, just working with the attorneys on the, um—the resolution.
Mr. John Deysher: Okay. All right. So, that’s pretty much behind us at this point.
Mr. Bob Michel: Now, there is the—we are looking for a—the final piece of that puzzle will come through, probably, by September, and there will be another expense. Not significant, but it would—it will be a—probably within the range of 100 to $200,000. And then, that should be the end of it.
Mr. John Deysher: The end of September quarter?
Mr. Bob Michel: Yes.
Mr. John Deysher: Okay. Because I had noticed the line on the balance sheet, uh, due from third-party collection agencies and attorneys was up, uh, relative to year-end. So, that’s trending in the right direction.
Mr. Bob Michel: Yes, that’s—you know, again, going back to Gary’s point about collections holding their own and—.
Mr. John Deysher: —Okay. Thank you—.
Mr. Gary Stern: —Okay, thank you.
Operator: Our next question is coming from the line of Terry Corcoran with Lions Gate Capital.
Please proceed with your question.
Mr. Terry Corcoran: Hi, guys. Uh, a couple questions.
Cost recovery portfolio, uh, non-Seneca. You have that number?
Mr. Bob Michel: That was, uh—hold on, Terry.
Well, the best—the book value of the Great Seneca portfolio, as I previously mentioned, was 108. And total—.
Mr. Terry Corcoran: —It was 10 last quarter.
Mr. Bob Michel: [Unintelligible.]
Terry, you want to get to, uh, another question while we, uh—?
Mr. Terry Corcoran: —Yeah, yeah. Sure, sure.
Um, uh, is there a number for gross collections? Are you guys paying out commissions and fees for collections? Is that—?
Mr. Bob Michel: —Yeah, but, that—we—that’ll be disclosed with the, uh—the report of the 10-Q.
Mr. Terry Corcoran: Okay, that’ll be in the Q.

Okay, my only other question was the family loan, uh, is 4.4 million?
Mr. Bob Michel: That is correct.
Mr. Terry Corcoran: Is that going to be repaid now that you have the pretty flush balance sheet?
Mr. Bob Michel: That will be repaid by December of, uh, 2010.
Mr. Terry Corcoran: Okay, all right. That’s all I’ve got. And I can follow-up on the cost recovery number.
Mr. Bob Michel: Okay. Thank you Terry—.
Mr. Terry Corcoran: —Okay. Thanks, guys—.
Mr. Bob Michel: —Thank you.
Operator: Thank you.
Our next question is from Bill Dezellem with Teton Capital.
Please proceed with your question.
Mr. Bill Dezellem: Uh, thank you.
I’d actually just like to follow up on, uh, the questions we were discussing before. And the first one is, so that 2.8 million of finance income recognized that was not from the zero-basis portfolio, would you help us understand, uh, the math, uh, in terms of what it would take in terms of ongoing portfolio purchases to maintain that, uh—that 2.8 million?
Mr. Bob Michel: Well, it’s, uh—these are our portfolios that are, um—again, it’s a mix of older portfolios that were set up, um, over a shorter period of time versus the newer portfolios that were set up over the seven-year period.
Um, so, you know, it would just—it—it’s around two million a quarter.
Mr. Bill Dezellem: Of purchases that you would need to make to maintain that.
Mr. Bob Michel: A rough estimate, yes.
Mr. Bill Dezellem: Okay.
And, uh, then the, uh—the second question, the $80 million, uh, face value purchase, uh, that you are making this quarter, when do, uh, you anticipate collections to begin and roughly what price are you paying for that?
Mr. Gary Stern: We’re paying in the mid three-cent range, and collections should begin within 30 days. And we will close that by the end of August.
Mr. Bill Dezellem: Thank you both.
Mr. Gary Stern: Thank you.
Operator: Thank you.
There are no further questions at this time, gentlemen.
Mr. Gary Stern: Okay.
Thank you for participating in our third quarter conference call.
As always, should you have any additional questions, please feel free to call Bob or myself.

Have a pleasant day.
Operator: This concludes today’s teleconference.
You may disconnect your lines at this time.
Thank you for your participation.